Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED COOPERATION AGREEMENT

This Second Amended and Restated Cooperation Agreement, dated as of April 16, 2018 (this “Agreement”), is by and among Avis Budget Group, Inc. (the “Company”) and the entities set forth on Schedule A hereto (together with their Affiliates, “SRS”).

WHEREAS, as of the date hereof, SRS Beneficially Owns 12,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Company and SRS have previously entered into an Amended and Restated Cooperation Agreement, dated as of May 3, 2017 (the “Prior Agreement”), with respect to certain matters relating to the Board of Directors of the Company (the “Board”) and certain other matters, as provided therein;

WHEREAS, pursuant to the Prior Agreement, the Board recommended the election of Brian Choi and Sanoke Viswanathan (the “Current SRS Directors”) at the 2017 annual meeting of stockholders of the Company, and each of them was subsequently elected at such annual meeting; and

WHEREAS, the Company and SRS wish to amend and restate the Prior Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation.

(a) On April 20, 2018, the Company will increase the size of the Board to fourteen (14) directors and appoint Jagdeep Pahwa and Carl Sparks (collectively, the “New SRS Directors” and, together with the Current SRS Directors, the “Applicable Directors”) as directors of the Company. The appointment of the New SRS Directors will be subject to the execution by such New SRS Directors of the following documents required of all non-executive directors on the Board: (i) the Certification for the Procedures and Guidelines Governing Securities Trades by Company Personnel, (ii) the Majority Voting Conditional Resignation Letter and (iii) a D&O questionnaire (in the Company’s standard form).

(b) The Company’s slate of nominees for election as directors of the Company at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) shall include the Applicable Directors and the following other nominees: Larry D. De Shon, Mary C. Choksi, Leonard S. Coleman, Jeffrey H. Fox, Lynn Krominga, Glenn Lurie, Eduardo G. Mestre, F. Robert Salerno, and Francis J. Shammo (the “Named Company Directors”). The Company will recommend that the Company’s stockholders vote in favor of the election of the Applicable Directors and the Named Company Directors at the 2018 Annual Meeting and will support the Applicable Directors for election in a similar manner as the Named Company Directors.

(c) The Company’s slate of nominees for election as directors of the Company at each meeting of stockholders of the Company held during the Standstill Period at which directors are to be elected (the “Applicable Meetings”) shall include each of the Applicable Directors. The Company shall recommend that the Company’s stockholders vote in favor of the election of each of the Applicable Directors at each of the Applicable Meetings, and shall support the Applicable Directors for election at each of the Applicable Meetings in a similar manner as the Company’s other nominees.

(d) At all times while serving as a member of the Board (and as a condition to such service), the Applicable Directors shall (i) comply with all policies, codes and guidelines applicable to Board members (subject to Section 8(b)), (ii) not serve as a director or officer of any Competitor and (iii) otherwise qualify as “independent” of the Company pursuant to the applicable stock exchange listing requirements ((i) through (iii), the “Applicable Director Criteria”).

(e) The Applicable Directors shall be entitled to resign from the Board at any time in their discretion. Should any of the Applicable Directors resign from the Board or become unable to serve on the Board due to death, disability or other reasons prior to the expiration of the Standstill Period, SRS will have the right to recommend for appointment to the Board a replacement director (a “Replacement”); provided, that any Replacement of an Applicable Director shall meet the Applicable Director Criteria; provided, further, that any Replacement of Sanoke Viswanathan or Carl Sparks shall not be a former employee or a current employee of SRS (the “Additional Director Criteria”). The appointment of a Replacement will be subject to a customary due diligence process by the Board (including the review of a completed D&O questionnaire (in the Company’s standard form), interviews with members of the Board and a customary background check) and completion by the Replacement of the following documents required of all non-executive directors on the Board: the Certification for the Procedures and Guidelines Governing Securities Trades by Company Personnel and the Majority Voting Conditional Resignation Letter. The Company will use its reasonable best efforts to complete its approval process as promptly as practicable. The Company shall appoint a Replacement to the Board if (and only if) it finds a Replacement to be reasonably acceptable. For the avoidance of doubt, SRS will be entitled to continue to recommend different nominees which meet the foregoing criteria until a Replacement is appointed. Except as otherwise specified in this Agreement, if a Replacement is appointed, all references in this Agreement to the term “Applicable Director” will include such Replacement.

(f) During the Standstill Period, (i) for so long as Brian Choi (or his Replacement) serves on the Board, he shall be appointed to the Compensation Committee of the Board; (ii) for so long as Jagdeep Pahwa (or his Replacement) serves on the Board, he shall be appointed to the Executive Committee of the Board; and (iii) for so long as Jagdeep Pahwa (or his Replacement) serves on the Board, he shall be appointed to the Corporate Governance Committee of the Board.

(g) Promptly after the execution and delivery of this Agreement (or, in the case of any Replacement, immediately prior to such Person’s appointment to the Board), each of the Applicable Directors shall deliver (and any Replacement shall deliver, as applicable) to the Company an irrevocable resignation letter pursuant to which such Person shall resign from the Board and all applicable committees thereof if at any time (i) SRS fails to maintain the Minimum Ownership Levels as set forth in Section 5 hereof, or (ii) such Person fails to satisfy the Applicable Director Criteria (or the Additional Director Criteria, as applicable) at any time while serving as a member of the Board.

(h) During the period commencing with the execution and delivery of this Agreement through the conclusion of the 2018 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is no more than fourteen (14) directors (including the Applicable Directors). Ronald L. Nelson, John D. Hardy Jr. and Stender E. Sweeney shall not be nominated for reelection at the 2018 Annual Meeting. One additional incumbent director serving on the Board as of the date hereof (other than the Applicable Directors and Larry D. De Shon) designated by the Corporate Governance Committee shall not be nominated for reelection at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”). During the period commencing with the conclusion of the 2018 Annual Meeting through the expiration or termination of the Standstill Period (as defined below), (i) the Board and all applicable committees of the Board shall take all necessary actions (including with respect to nominations for election at the Applicable Meetings) so that the size of the Board is no more than thirteen (13) directors (including the Applicable Directors), and (ii) following the conclusion of the 2019 Annual Meeting, the size of the Board shall be reduced to twelve (12) directors (including the Applicable Directors) and the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is no more than twelve (12) directors (including the Applicable Directors).

(i) SRS hereby irrevocably withdraws the Nomination Notice with immediate effect and shall notify the SEC of such withdrawal on the date hereof. SRS shall, and shall cause its Representatives to, immediately cease all solicitation efforts in connection with the 2018 Annual Meeting. SRS shall not, and shall cause its Representatives not to, file with the SEC, or mail or otherwise deliver to the Company’s stockholders, any revised preliminary or definitive proxy statement or proxy card in respect of the 2018 Annual Meeting.

2. Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and ending on the earlier of (x) January 25, 2020, and (y) the date that is thirty (30) days prior to the last date for which notice of a stockholder’s intention to nominate any individual as a director of the Company at the Company’s 2020 annual meeting of stockholders must be received by the Company (the “Standstill Period”), SRS shall not, directly or indirectly, in any manner, take any of the following actions (unless specifically permitted to do so in writing in advance by the Board):

(a) acquire, offer to acquire, or cause to be acquired any ownership or other interest in any Voting Securities or any Synthetic Position such that SRS would collectively have Beneficial Ownership of more than the greater of (x) 16,190,449 and (y) 20% of the outstanding Voting Securities (the “Independent Ownership Limit”) immediately following the consummation of such transaction; provided, that for the avoidance of doubt, nothing contained in this Agreement shall in any way limit the ability of SRS to acquire, offer to acquire or cause to be acquired any ownership or other interest in any Synthetic Position that (i) is not required or permitted to be settled, in whole or in part, in Voting Securities and (ii) does not grant SRS a right, option or obligation to own, acquire or control or direct the voting of any Voting Securities upon Exercise;

(b) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in or assist, advise, knowingly encourage or knowingly influence any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any Voting Securities (other than such advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(c) other than through open market or block trade brokered sale transactions where (i) the identity of the purchaser is unknown to SRS, or (ii) SRS does not directly or indirectly select or influence the selection of the purchaser, sell, offer or agree to sell any Voting Securities of the Company to any Third Party that, to the knowledge of SRS after due inquiry, (x) has aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock or (y) would result in such Third Party having aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock;

(d) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”) other than an Extraordinary Transaction approved by the Board; provided that nothing in this paragraph (d) shall preclude or prohibit SRS (or its Affiliates) from (i) tendering into a tender or exchange offer; (ii) making a proposal providing for a Change of Control Transaction (as defined below) involving the acquisition of all of the outstanding Common Stock of the Company (a “Wholeco Transaction”) directly to the Board or a committee thereof and making filings in connection with such proposal and related discussions or negotiations under Section 13(d) of the Exchange Act and related regulations; provided, that SRS has provided notice of its intention to make such filing (together with a reasonable description of the material items to be disclosed in such filing and, if available, a draft thereof) to the Company as soon in advance as reasonably practicable; (iii) in the event the Board is no longer engaging in good faith negotiations relating to, or rejects an offer made by SRS (whether binding or non-binding), in each case, in accordance with clause (ii) above, making such offer directly to stockholders of the Company after providing notice of its intent to do so as soon in advance as reasonably practicable; or (iv) after providing written notice to the Company (which may be given not more than once during any twelve (12) month period; provided that an additional notice may be given during any twelve (12) month period if the Company enters into a confidentiality agreement with a Third Party with respect to a potential Wholeco Transaction), for a period of no more than seventy-five (75) days after such notice, engaging in discussions with other Persons (other than a Competitor) about the possibility of partnering in the making of an offer for a Wholeco Transaction under clause (ii) or, to the extent applicable, clause (iii) above and making an offer (whether binding or non-binding) contemplated by such clauses in partnership with any Person (other than a Competitor) as long as such offer to the Board under clause (ii) above is first made on or prior to the end of such 75-day period; provided, that (x) nothing in clauses (ii)-(iv) above shall be deemed to permit SRS to disclose any confidential information of the Company to any Person without the prior written consent of the Company, (y) Sections 2(d), (f), (g), (h) and (k) shall not prevent actions (and the other subsections of Section 2 shall not be deemed to prohibit actions taken by SRS that otherwise would be prohibited by Sections 2(d), (f), (g), (h) and (k) had they applied) to the extent such actions are taken in connection with discussions and offers made in compliance with clause (iii) or (iv) above (provided, that for the avoidance of doubt, Section 2(a) shall continue to prohibit the acquisition of Voting Securities except as results solely from being deemed a “group” with another Person as a result of such discussions or offers or from consummating a Wholeco Transaction that otherwise complies with this Section 2(d)), and (z) exploratory discussions by SRS in response to an unsolicited initiation by another Person of discussions with SRS with respect to partnering in the making of an offer for a Wholeco Transaction shall not be deemed to contravene the restrictions set forth in this Section 2(d), provided that thereafter engaging in substantive discussions about the material terms of the partnership and Wholeco Transaction shall either require the consent of the Board or the giving of the notice contemplated by clause (iv) above;

(e) (i) call or seek the Company or any other Person to call any meeting of stockholders, including by written consent, (ii) seek representation on, or nominate any candidate to, the Board (except as expressly provided by this Agreement), (iii) nominate any candidate to the board of directors of any Competitor unless such candidate is independent from SRS and SRS takes all appropriate acts to prevent such third party from providing any competitively sensitive information to SRS, (iv) seek the removal of any member of the Board or (v) make any proposal at any annual or special meeting of the Company’s stockholders;

(f) take any public action in support of or make any public proposal or request that constitutes or relates to: (i) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any Person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(h) except as is reasonably acceptable to the Company, form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act (a “Group”), with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of SRS and its Affiliates or as contemplated by Section 2(d) herein);

(i) make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law (the “DGCL”) or otherwise;

(j) institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees (provided, that nothing shall prevent SRS from bringing litigation to enforce the provisions of this Agreement or being a party to a class action instituted by a Third Party without the assistance or encouragement of SRS);

(k) except as is reasonably acceptable to the Company or as contemplated by Section 2(d) herein, enter into any discussions, negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or assist, advise, knowingly encourage or knowingly influence any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(l) (i) contest the validity of, or (ii) publicly request any waiver of, the obligations set forth in this Section 2; provided, that clause (i) shall not be deemed to prevent SRS from defending any claim by the Company that SRS has breached this Section 2.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to (x) prohibit SRS or its directors, officers, partners, employees, members or agents (acting in such capacity) from communicating privately with the Company’s directors or officers so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure (including under Section 13(d) of the Exchange Act and related regulations) of such communications (except to the extent permitted by Section 2(d)) or (y) restrict any Applicable Director in the exercise of his fiduciary duties to the Company and all of its stockholders. Notwithstanding anything to the contrary in this Agreement, Sections 2(d), (f), (g), (h) and (k) shall be of no further force and effect (and the other subsections of Section 2 shall not be deemed to prohibit actions taken by SRS that otherwise would be prohibited by Sections 2(d), (f), (g), (h) and (k) had they been in effect to the extent such actions are taken in pursuit of a Change of Control Transaction; provided, that for the avoidance of doubt, Section 2(a) shall continue to fully apply in accordance with its terms except for offers (but not acquisitions of Voting Securities) relating to a Change of Control Transaction) in the event that (i) the Company shall enter into a definitive agreement providing for (A) a merger, consolidation, business combination or similar transaction immediately following which the stockholders of the Company immediately prior to the consummation of such transaction (other than stockholders of the Company who have entered into, or who are members of a Group any member of which has entered into, a definitive agreement with the Company in respect of a transaction of the type described in this clause (A)) will hold less than 80% of the total combined voting power of the Company or any successor holding company, (B) a tender or exchange offer for 20% or more of the Voting Securities of the Company, (C) a sale of 20% or more of the consolidated assets of the Company and its subsidiaries (including equity securities of subsidiaries) in a single transaction or series of related transactions (other than in the ordinary course of business), or (D) a sale of 20% or more of the Voting Securities outstanding immediately prior to such sale in a single transaction or series of related transactions (each of

(A), (B), (C) and (D) constituting a “Change of Control Transaction”), (ii) the Company formally or publicly commences a process contemplating a Change of Control Transaction and (x) does not provide SRS an opportunity to participate in such a process on the same terms as Third Parties, or (y) includes conditions to participation that are designed to prevent SRS from participating in such a process on the same terms as Third Parties or (iii) a Third Party shall commence a tender offer or exchange offer or otherwise make a bona fide public offer to acquire the Company, all or substantially all of the assets of the Company, or 50% or more of the Voting Securities of the Company, in each case, not resulting from a violation of this Section 2.

3. Stockholder Rights Plan. The Company will take all necessary actions to amend the Rights Agreement, dated as of January 14, 2018, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”) such that the Final Expiration Date (as defined in the Rights Agreement) shall occur on the date of this Agreement. Until five (5) business days before the expiration of the Standstill Period, the Company agrees not to adopt or enter into any stockholder rights plan or similar agreement that would cause the rights thereunder to be “triggered” by (or would otherwise cause SRS to be materially and disproportionately adversely affected as compared to other stockholders of the Company as a result of) any action to be taken by SRS that would otherwise be permitted by Section 2 (except in response to SRS delivering a notice of its intent to make an offer directly to stockholders of the Company pursuant to Sections 2(d)(iii) or 2(d)(iv) with respect to which the Company shall be permitted to adopt or enter such a plan or agreement; provided that thereafter SRS shall not be restricted from (i) in connection with such offer taking actions that would otherwise be prohibited by Sections 2(b), (d), (e), (f), (g), (h) and (k) had they applied and (ii) acquiring, offering to acquire, or causing to be acquired any ownership or other interest in any Voting Securities or any Synthetic Position such that SRS would collectively have Beneficial Ownership of no more than the Independent Ownership Limit immediately following the consummation of such transaction).

4. Voting Commitments.

(a) SRS agrees that it will cause all Voting Securities Beneficially Owned by SRS as of the record date for any meeting of stockholders of the Company occurring during the Standstill Period (including, for the avoidance of doubt, Beneficial Ownership of any Voting Securities acquired after the date of this Agreement) to be present for quorum purposes and voted at such meetings (i) in favor of the Company’s nominees, (ii) against the election of any directors that have not been nominated by the Company, (iii) in accordance with the Board’s recommendation with respect to auditor ratification proposals and (iv) in accordance with the Board’s recommendation with respect to any other proposal presented at such meeting, provided however, that in the case of this clause (iv), SRS shall be permitted to vote in its sole discretion (subject to any limitations attached to Excess Voting Rights pursuant to Section 4(b)) with respect to any proposal (A) related to an Extraordinary Transaction, (B) which has received an “against” recommendation from Institutional Shareholder Services, (C) related to the implementation of takeover defenses or adversely affecting the rights of stockholders, or (D) related to new or amended incentive compensation plans.

(b) In the event SRS obtains (as a result of buybacks or repurchases by or on behalf of the Company or otherwise) the right to exercise voting rights attached to Voting Securities in excess of 20% of the outstanding Voting Securities (the “Excess Voting Rights”), and for so long as SRS continues to (i) have the right to exercise such Excess Voting Rights and (ii) Beneficially Own more than 20% of the outstanding Voting Securities, SRS shall (A) on each and every matter that is submitted to the stockholders of the Company for their vote and with respect to which the Excess Voting Rights may be voted by SRS, exercise such Excess Voting Rights in the same proportion in which all other Voting Securities voted on such matter are voted (without taking into consideration, in determining such proportions, (x) any Voting Securities that are not voted or with respect to which a “non-vote” or abstention is exercised or registered and (y) any Voting Securities that are voted by SRS on such matter), and (B) take reasonable steps to cooperate with the Company in order to exercise such Excess Voting Rights in the manner contemplated by this Section 4(b).

5. Minimum Ownership. If at any time following the execution and delivery of this Agreement (other than as a result of buybacks or repurchases by or on behalf of the Company), SRS’s aggregate Beneficial Ownership of Voting Securities is less than (a) the greater of (x) 8,095,224 and (y) 10% of the issued and outstanding Voting Securities publicly disclosed as of such date, the resignation letter provided by one Inside SRS Director (or any Replacement thereof) shall become effective, (b) the greater of (x) 6,071,418 and (y) 7.5% of the issued and outstanding Voting Securities publicly disclosed as of such date, the resignation letter provided by one Applicable Director (or any Replacement thereof) shall become effective or (c) the greater of (x) 4,047,616 and (y) 5% of the issued and outstanding Voting Securities publicly disclosed as of such date, the resignation letter provided by the other Inside SRS Director (or any Replacement thereof) or, if no Inside SRS Director (or any Replacement thereof) is then serving on the Board, then one Applicable Director (or any Replacement thereof), shall become effective (each of the percentages in clauses (a), (b) and (c), a “Minimum Ownership Level”); provided, that in the case of clauses (a) through (c), SRS shall promptly notify the Company of which Inside SRS Director or Applicable Director (as applicable) will resign in each instance and, failing such notice, the Corporate Governance Committee of the Board shall determine which Inside Director or Applicable Director (as applicable) will resign. Following the effectiveness of an Applicable Director’s resignation letter pursuant to this Section 5, SRS shall no longer be entitled to recommend for appointment to the Board any Replacement for such Applicable Director and (ii) the Company shall not be obligated to nominate such Applicable Director or any Replacement thereof (as applicable) for election to the Board at any meeting of stockholders at which directors are to be elected occurring after such time. SRS shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time SRS has failed to maintain any Minimum Ownership Level.

6. Non-Disparagement. Until the expiration of the Standstill Period, SRS and the Company agree not to (and will cause any Persons acting on their behalf not to) make, or cause to be made (whether directly or indirectly), any public statement or any public announcement (including in any document filed with or furnished to the SEC or through the media), or any statement made by a senior investment officer of SRS to any stockholder or investor of the other party or any analyst, in each case which constitutes an ad hominem attack on, or otherwise disparages, the other party’s past, present or future directors, officers, partners, principals or employees; provided, that from and after the time at which Sections 2(d), (f), (g), (h) and (k) of this Agreement are no longer in full force and effect (including, for the avoidance of doubt, such time at which SRS provides notice pursuant to Sections 2(d)(iii)-(iv) in connection with the relevant offer), nothing herein shall limit SRS from making any statement or announcement regarding any breach of fiduciary duty by the Company or any of its officers or directors to the extent such statement or announcement is made in pursuit of a Change of Control Transaction; provided, further, that the Company shall also be permitted to make its own statement or announcement or comment on any statement or announcement made by SRS. Nothing in this Section 6 shall be deemed to prevent either the Company or SRS from complying with its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7. Public Announcements. The Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company nor SRS shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that SRS may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by SRS with respect to this Agreement, and SRS shall give reasonable consideration to the comments of the Company. SRS acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

8. Confidentiality.

(a) Each Applicable Director shall be required to comply with the Company’s Code of Business Conduct and Ethics for Directors applicable to the other members of the Board, including provisions relating to the confidentiality, disclosure and use of (including trading or influencing the actions of any Person based on) any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company (“Confidential Information”).

(b) Notwithstanding the foregoing, each of the Inside SRS Directors (or any Replacement thereof that is an Affiliate of SRS) may, if he wishes to do so, provide Confidential Information to SRS’s investment professionals (“SRS Investment Professionals”), solely to the extent such SRS Investment Professionals need to know such information in connection with SRS’s investment in the Company; provided, however, that SRS (i) shall inform each SRS Investment Professional of the confidential nature of the Confidential Information, (ii) shall cause each SRS Investment Professional not to disclose any Confidential Information to any Person other than SRS Investment Professionals in compliance with this Section 8(b) and (iii) shall cause each SRS Investment Professional not to use any Confidential Information other than in connection with SRS’s investment in the Company. SRS shall be responsible for the breach of this Section 8(b) by any of its directors, officers, employees, agents or other representatives (collectively, its “Representatives”).

(c) Notwithstanding anything in this Agreement to the contrary, in the event that the SRS or any of its Representatives is required in connection with a legal, judiciary, regulatory or administrative investigation or proceeding, by interrogatories, subpoena, civil investigative demand or similar legally mandatory process (excluding any such requirement arising out of any action or proceeding initiated by SRS or its Representatives, including for the avoidance of doubt any requirement to make a filing with the SEC or under any securities laws or regulations) (each, a “Legal Requirement”), to disclose Confidential Information, it is agreed that SRS or such Representative will, to the extent legally permissible, provide the Company with prompt written notice of such event so that the Company may seek a protective order or other appropriate remedy, at its expense, or waive compliance with the applicable provisions of this Agreement and, if applicable, the Company’s Code of Business Conduct and Ethics for Directors by SRS or such Representative. In the event that (x) such protective order or other remedy is not obtained and disclosure of Confidential Information is therefore required (and such requirement does not arise from a breach of this Agreement by SRS) or (y) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to such Legal Requirement, SRS or such Representative, as the case may be, (i) may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Information that SRS or such Representative’s legal counsel advises is legally required to be disclosed and (ii) will use reasonable efforts, at the Company’s expense, to obtain reasonable assurance that confidential treatment is accorded to any Confidential Information so furnished. In no event will SRS or its Representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.

(d) Any confidentiality obligations under this Section 8 shall expire 24 months after the date on which no Inside SRS Director (or any Replacement thereof that is an Affiliate of SRS) serves as a director of the Company; provided, that SRS shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3); and provided, further, that this Section 8 is not intended to be, and shall not be interpreted as, a contractual restriction on any trading activities of SRS taken in SRS’s own judgment.

9. Securities Laws. SRS acknowledges that it is aware, and will advise each SRS Investment Professional who receives Confidential Information pursuant to Section 8(b), that United States securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. SRS agrees that neither it nor its investment professionals will use or communicate any Confidential Information in violation of such laws. SRS maintains customary policies and procedures designed to prevent unauthorized disclosure and use of material, non-public information. As long as the Inside SRS Directors (or any Replacement thereof that is an Affiliate of SRS) are on the Board, SRS shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the

Company’s insider trading policy; provided, however, that nothing herein shall prohibit SRS from purchasing or selling any securities of the Company pursuant to a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act and that is not adopted during any such blackout period. The Company agrees to notify of SRS of the opening and closing of any such blackout periods.

10. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles), and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

11. Representations, Warranties and Agreements of SRS. SRS represents and warrants that: (a) as of the date of this Agreement, (i) SRS collectively Beneficially Owns (and as of the record date for the 2018 Annual Meeting collectively Beneficially Owned), and (ii) with respect to each and every matter that is submitted to the stockholders of the Company for their vote at the 2018 Annual Meeting, SRS is (and as of the record date for the 2018 Annual Meeting was) entitled to vote, in each case, an aggregate of 12,000,000 shares of Common Stock, (b) as of the date of this Agreement, SRS has a Synthetic Position (other than the shares of Common Stock Beneficially Owned as set forth in clause (a) above) equivalent to 13,000,000 shares of Common Stock, and (c) SRS has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any Applicable Director in connection with such Applicable Director’s nomination and appointment to, or service on, the Board (other than any Applicable Director’s regular compensation as an employee of SRS, as applicable, and not otherwise relating to such Applicable Director’s candidacy or service as a director of the Company).

12. Ownership Limit Excess.

(a) The Company and the Board approve, for purposes of Section 203 of the DGCL, any acquisition by SRS of any ownership or other interest in any Voting Securities or any Synthetic Position permitted by Section 2(a) hereof (such approval, the “203 Approval”).

(b) If, at any time after reaching the Independent Ownership Limit, SRS acquires any ownership or other interest in any Voting Securities or any Synthetic Position such that SRS would collectively have Beneficial Ownership of more than the Independent Ownership Limit (an “Ownership Limit Excess Acquisition”), then, unless the Board otherwise approves such Ownership Limit Excess Acquisition by resolution that includes the approval of a majority of the directors that are not Inside SRS Directors (or any Replacements thereof that are Affiliates of SRS), from and after that date (the “Ownership Limit Excess Date”), SRS agrees that the provisions of Section 203 of the DGCL shall be deemed to apply as a matter of contract to any “business combination” (as defined in Section 203 of the DGCL) between the Corporation and SRS as provided in Section 12(c) hereof.

(c) SRS agrees that if SRS makes an Ownership Limit Excess Acquisition under circumstances in which the restrictions under Section 203 of the DGCL applicable to “business combinations” would, but for the 203 Approval, be applicable to the Company and SRS, then, from and after the Ownership Limit Excess Date (x) the restrictions under Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” shall apply to any such business combination between the Corporation and SRS as a matter of contract pursuant to this Agreement and (y) SRS will not engage in any “business combination” with the Company for a period of 3 years following the Excess Date, unless:

(i) prior to the Ownership Limit Excess Date, the Board approved, including approval by a majority of the directors who are not Inside SRS Directors (or any Replacements thereof that are Affiliates of SRS), either the “business combination” or the Ownership Limit Excess Acquisition;

(ii) upon consummation of a Ownership Limit Excess Acquisition, SRS owned at least 85% of the voting power of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by SRS) those shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time the “business combination” is approved by the Board, including approval by a majority of the directors who are not Inside SRS Directors (or any Replacements thereof that are Affiliates of SRS), and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the voting power of the outstanding voting stock which is not owned by SRS; or

(iv) unless any of the exceptions in Section 203(b) (3), (4), (5) (6) or (7) of the DGCL would apply if the Ownership Limit Excess Acquisition had caused SRS to become an “interested stockholder” for purposes of Section 203 of the DGCL (with references to “15%” in Section 203 of the DGCL being deemed to be replaced with “Independent Ownership Limit”).

13. Certain Defined Terms. For purposes of this Agreement:

(a) The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act.

(b) “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of, any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a Person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such Person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (an “Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities.

(c) “Competitor” means China Auto Rental (CAR Inc.), eHi Car Services Limited, Enterprise Holdings, Inc., Europcar Groupe SA, Hertz Global Holdings Inc., Sixt SE and any of their respective Affiliates.

(d) “Inside SRS Directors” means Brian Choi and Jagdeep Pahwa.

(e) “Nomination Notice” means the letter, dated February 14, 2018, delivered by SRS to the Company, giving notice to the Company of SRS’s intent to nominate certain individuals to stand for election to the Board at the 2018 Annual Meeting.

(f) “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(g) “Synthetic Position” shall mean any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (i) it conveys any voting rights in such Voting Securities to any Person, (ii) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (iii) any Person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(h) “Third Party” shall mean any Person other than the Company, SRS and their respective Affiliates and representatives.

(i) “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

17. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, New Jersey 07054

Attention:        Michael Tucker

Email:              michael.tucker@avisbudget.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:        Daniel E. Wolf

                         Michael P. Brueck

                         Shaun J. Mathew

Email:             daniel.wolf@kirkland.com

                         michael.brueck@kirkland.com

                         shaun.mathew@kirkland.com

if to SRS:

SRS Investment Management, LLC

1 Bryant Park, 39th Floor

New York, NY 10036

Attention:        David Zales

Email:             david.zales@srsfund.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:        Marc Weingarten

                         Eleazer Klein

Email:             marc.weingarten@srz.com

                         eleazer.klein@srz.com

18. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

20. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

21. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

22. Amendments. This Agreement may only be amended pursuant to a written agreement executed by SRS and the Company.

23. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances. Any share numbers set forth in this Agreement shall be adjusted as necessary for any stock splits, stock dividends, reverse stock splits, recapitalizations or similar events (other than stock buybacks or repurchases).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

AVIS BUDGET GROUP, INC.

By:	/s/ Larry D. De Shon
	Name:	Larry D. De Shon
	Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Cooperation Agreement]

SRS INVESTMENT MANAGEMENT, LLC

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS PARTNERS US, LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS PARTNERS MASTER FUND LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS SPECIAL OPPORTUNITIES MASTER II, LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS LONG OPPORTUNITIES MASTER FUND, LP

By:	SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

[Signature Page to Second Amended and Restated Cooperation Agreement]

SCHEDULE A

SRS Investment Management, LLC

SRS Partners US, LP

SRS Partners Master Fund LP

SRS Special Opportunities Master II, LP

SRS Long Opportunities Master Fund, LP

EXHIBIT A

Press Release

Avis Budget Group Enters into New Cooperation Agreement With

SRS Investment Management

Jagdeep Pahwa and Carl Sparks Appointed to Board

SRS Agrees to Support All Company Nominees at the 2018 Annual Meeting

Company to Terminate Shareholder Rights Plan

PARSIPPANY, N.J., April 16, 2018 — Avis Budget Group, Inc. (NASDAQ:CAR) today announced that it has entered into a new cooperation agreement with SRS Investment Management, LLC (“SRS”), the Company’s largest shareholder for the last several years. The Company also announced that, effective April 16, 2018, it is terminating the Shareholder Rights Plan it adopted in January 2018.

The terms of the new cooperation agreement include the appointment to the Avis Budget Group Board of Jagdeep Pahwa, the President of SRS, and Carl Sparks, an independent candidate nominated by SRS, effective April 20, 2018, which will temporarily expand the Board to 14 members. Brian Choi, a partner at SRS and Board member since 2016, and Sanoke Viswanathan, an independent director nominated to the Board by SRS in 2016, will be re-nominated to the Board.

The Company’s slate for election at the 2018 Annual Meeting also includes Glenn Lurie and Francis Shammo, new independent nominees with significant technology and mobility expertise who were identified by Avis Budget Group, reflecting the Board’s commitment to refreshment.

As previously announced, three current Company directors are not standing for re-election at the 2018 Annual Meeting. Coupled with the addition of Messrs. Lurie and Shammo, this will reduce the size of the Board to 13 directors. In addition, the Company has agreed that at the 2019 Annual Meeting, one incumbent director will not stand for reelection, reducing the size of the Board to 12 directors.

In addition, SRS has agreed to a standstill and voting commitments beginning on the date of the new cooperation agreement and ending on the earlier of January 25, 2020, or 30 days prior to the last date for which notice of a shareholder’s intention to nominate any individual as a director of the Company at the 2020 Annual Meeting of Shareholders must be received by the Company.

SRS will vote all of its shares in favor of the Company’s nominees and other proposals at any meeting of the Company’s shareholders during the standstill period, subject to certain exceptions. SRS will be permitted to increase its equity ownership stake in the Company to 20% of the shares outstanding and has committed to vote any shares in excess of 20% (resulting from Company share repurchases or other reductions in outstanding shares) in proportion to the Company’s other shareholders.

“We have had a strong relationship with SRS for many years and appreciate their insight and ongoing support for our strategy to maximize shareholder value,” said Leonard S. Coleman, lead independent director of Avis Budget Group. “We are pleased to have put in place a new cooperation agreement with our largest shareholder and are immediately terminating the Shareholder Rights Plan well before its scheduled expiration.”

Karthik Sarma, Founder and Portfolio Manager of SRS, said, “We are pleased to have reached a new cooperation agreement with Avis Budget Group. This agreement to appoint our four director nominees, along with the addition of Messrs. Lurie and Shammo as independent directors, is an important step in refreshing the Avis Budget Group Board. We look forward to continue working with the Board and management team to achieve operating excellence, navigate the rapidly evolving world of mobility and drive value for all Avis Budget Group shareholders.”

The complete agreement between Avis Budget Group and SRS, as well as the amendment to the Shareholder Rights Plan, will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of vehicle rental and other mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 31,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2017 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the U.S. Securities and Exchange Commission (the “SEC”) from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Additional Information and Where to Find It

The Company has filed a preliminary proxy statement and a form of associated proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2018 Annual Meeting of Shareholders, and prior to the 2018 Annual Meeting of Shareholders, the Company intends to file a definitive proxy statement and form of proxy card with the SEC. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.avisbudgetgroup.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s preliminary proxy statement filed with the SEC on April 2, 2018 with respect to the Company’s 2018 Annual Meeting of Shareholders and, with respect to directors and executive officers appointed following such date, in certain of the Company’s other SEC filings made subsequent to the date of such proxy statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Contacts:	Investors Neal Goldner (973) 496-5086 IR@avisbudget.com	Media Alice Pereira (973) 496-3916 PR@avisbudget.com

George Sard/David Millar Sard Verbinnen & Co. (212) 687-8080 AvisBudget-SVC@sardverb.com

# # #